Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Community First Bancshares, Inc. of our report dated December 26, 2017, relating to the consolidated financial statements of Community First Bancshares, Inc., appearing in the Annual Report on Form 10-K of Community First Bancshares, Inc. for the year ended September 30, 2017.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
September 6, 2018